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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of August 1, 2003, by and between COLLINS & AIKMAN CORPORATION, a Delaware corporation (the "Company"), and Millard L. King ("Employee").

                               W I T N E S S E T H

         WHEREAS, the Company wishes to retain Employee's services by providing Employee the compensation and benefits set forth in this Agreement;

         WHEREAS, Employee wishes to continue his employment with the Company under the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

         1. Term of Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment, for a period of three (3) years, commencing August 1, 2003 and ending July 31, 2006, subject to the terms and conditions of this Agreement. At the end of such initial three (3) year term, unless the Company shall have given Employee thirty (30) days prior written notice of its intention to terminate this Agreement at the end of the initial term hereof, the term of this Agreement shall automatically be extended by an additional one year period. Thereafter, unless the Company shall have given Employee thirty (30) days prior written notice of its intention to terminate this Agreement at the end of the term then in effect, the term of this Agreement shall automatically be extended by an additional one year period.

         2. Position of Employment. During the term of this Agreement, Employee shall be employed in the position of President, Global Soft Trim and shall perform such services for the Company and its affiliates as may be assigned to him from time to time by the President and Chief Executive Officer of the Company. Employee shall devote his entire business time and attention to the affairs of the Company and the performance of his duties hereunder and shall serve the Company diligently and to the best of his abilities.

         Nothing in this Agreement shall prohibit Employee from participating in civic or community organizations or from making passive investments using his personal assets so long as such participation and investments do not interfere with the performance of Employee's duties under this Agreement. In addition, Employee may, with the prior written approval of the President and Chief Executive Officer of the Company, serve as a member of the board of directors of any business that is not a direct or indirect competitor of the Company and its affiliates.

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         3.       Compensation.

                  (a) Base Salary. The Company shall pay to Employee base salary at an annual rate of not less than Four Hundred Fifty Thousand Dollars ($450,000) during the term of his employment hereunder. Such amount shall be reviewed annually by the President and Chief Executive Officer of the Company and may be increased in his sole discretion.

                  (b) Bonus Plan. During the term of Employee's employment hereunder, Employee shall be eligible to participate in the Company's annual bonus plan, subject to the policies and procedures that the Compensation Committee has adopted or shall, in its discretion, adopt including, without limitation, policies regarding setting performance objectives, targets amounts, evaluation, and the form and timing of payments. The annual bonus target for Employee shall be forty (40%) of Employee's base salary.

         4. Benefits and Perquisites. Employee shall be entitled to such fringe benefits and perquisites, and to participate in such pension, savings plan and benefit plans, as are generally made available to similarly situated executives of the Company during the term hereof, including consideration for annual stock option awards, major medical, extended medical and disability insurance, supplemental retirement income plan, group term life insurance and appropriate annual holidays, sick days, perquisite account, and vacation time, as such plans, policies and programs may exist from time to time, subject to the terms and conditions of such plans, policies and programs.

         5. Reimbursement of Expenses. The Company shall reimburse Employee for all reasonable travel, entertainment and other reasonable business expenses reasonably incurred by Employee in connection with the performance of his duties hereunder, provided that Employee furnishes to the Company adequate records or other evidence respecting such expenditures. The Company shall reimburse Employee for the cost of legal counsel in connection with the review of this Agreement on Employee's behalf, provided that such reimbursement shall not exceed Twenty-five Hundred Dollars ($2,500).

         6. Termination of Employment. Employee's employment under this Agreement may be terminated:

                  (a) by the Company upon Employee's death (which shall be referred to as a "Death Termination") or in the event of Employee's absence from work for one-hundred and twenty (120) or more work days out of any three hundred and sixty (360) day period on account of Employee's physical or mental disability (which shall be referred to as an "Inability Termination");

                  (b) by the Company for Cause, which means (i) fraud or misappropriation with respect to the business of the Company or intentional material damage to the property or business of the Company,
         (ii) failure by Employee to perform his duties and responsibilities and to carry out his authority, (iii) malfeasance or misfeasance or breach of fiduciary duty or misrepresentation to the Company or its stockholders, (iv) failure to act in accordance with any

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         specific lawful instructions of the Board of Directors of the Company, the President and Chief Executive Officer, or such other officers to whom Employee is assigned to report, (v) any grossly negligent act or omission by Employee relating to the performance of his duties hereunder which the Board, in its sole discretion, determines damages the Company's reputation or future business prospects, (vi) any intentional breach of Company written employment policies, or (vii) conviction of Employee of a felony (all of which shall be referred to as a "For Cause Termination"); provided, however, that Employee may, in the fourteen (14) day period following the date of any written notice of termination as a result of the occurrence of any of the events described in clauses (i) through (vi) above, provide written evidence to the Committee that such determination was based on a mistake of fact or that the circumstance giving rise to Cause has been cured in such fourteen (14) day period. If the Committee finds that the determination of Cause was based on a mistake of fact, or that the Employee has given evidence satisfactory to the Committee in its sole discretion that Cause has been cured within the fourteen (14) day period, then the notice of termination may be revoked by the Committee. If the Board or the Committee takes no action within such fourteen (14) day period, the Termination Date shall be the date set forth in the notice delivered to the Employee. The Committee may require Employee to absent himself from the premises of the Company during any such fourteen (14) day period. Failure of the Company to give notice of Cause at the first instance of an event giving rise to Cause shall not preclude the Company from finding Cause in subsequent instances;

                  (c) by the Company at any time for any reason other than a For Cause Termination, Death Termination or Inability Termination (which shall be referred to as a "No Cause Termination");

                  (d) by Employee at any time for any reason other than a "Constructive Termination" (as defined below) (which shall be referred to as a "Voluntary Termination"); or

                  (e) by Employee within thirty (30) days after the occurrence of one or more of the following: (i) any material reduction in Employee's base salary, bonus opportunity, or health benefits, unless such reduction is being made in conjunction with an across-the-board reduction in the salaries of all similarly situated executives of the Company or (ii) a material reduction in Employee's duties and responsibilities or other breach of this Agreement by the Company (which shall be referred to as a "Constructive Termination"); provided, however, that no event or circumstance described in clause
         (i) or (ii) shall give rise to a "Constructive Termination" for purposes of this Agreement unless Employee shall have given notice to the Company of Employee's determination of the occurrence of an event or circumstance described in clause (i) or (ii) and such event or circumstance shall be continuing as of the end of forty-five (45) days after the giving of such notice.

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         7.       Termination Procedure.

                  (a) Notice of Termination. Any termination of Employee's employment by the Company or by Employee under Paragraph 6 hereof shall be communicated by written Notice of Termination to the other party hereto in accordance with Paragraph 13. For purposes of this Agreement, a "Notice of Termination" shall mean notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances providing a basis for termination of Employee's employment under the provision so indicated.

                  (b) Termination Date. "Termination Date" shall mean (i) if Employee's employment is terminated pursuant to Paragraph 6(a) or
         (b) above, the date on which a Notice of Termination is given or (ii) if Employee's employment is terminated pursuant to Paragraph 6(c), (d) or (e) above, thirty (30) days after the date on which a Notice of Termination is given.

         8.       Benefits Upon Termination.

                  (a) Termination as a Result of Death, Inability, Voluntary or For Cause Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the term of this Agreement as a result of a Death Termination, an Inability Termination, a Voluntary Termination or a For Cause Termination, the Company shall pay Employee or, if applicable, Employee's estate or legal representative, (i) Employee's unpaid base salary under Paragraph 3(a) accrued to the date on which his employment terminates, (ii) any accrued but unused vacation, and (iii) all vested and accrued benefits earned by Employee under any employee benefit plans and programs sponsored by the Company in which Employee participates, subject to the terms and conditions of such plans and programs.

                  (b) Termination as a Result of No Cause Termination or Constructive Termination. If Employee's employment under this Agreement is terminated prior to the expiration of the term of this Agreement as a result of a No Cause Termination or a Constructive Termination, the Company shall pay and provide to Employee the following benefits:

                           (i) Employee's unpaid base salary accrued to the Termination Date, any accrued but unused vacation, any declared but unpaid bonus for the year preceding the Termination Date;

                           (ii) base salary for twenty-four (24) months, based on the rate of base salary in effect immediately preceding the Termination Date;

                           (iii)    an amount determined by multiplying
                  Employee's average actual, annual bonus under Section 3(b) for the prior three

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                  (3) years (or such shorter term as Employee has participated in a Company bonus program) by a fraction, the numerator of which is the number of whole months of service by Employee during the year in which occurs the Termination Date and the denominator of which is twelve (12); and

                           (iv) continued participation in the benefit plans, programs and arrangements described in Paragraphs 4(a) during the severance period described in Paragraph 8(b)(ii) above (other than the annual executive physical program, long-term disability plan and supplemental retirement income plan); provided, however, that participation in such benefit plans, programs and arrangements shall cease prior to the expiration of the severance period to the extent Employee has been offered or actually participates in comparable benefit plans, programs or arrangements with another employer during such period, and Employee shall report any such offer or participation to the Company.

         In addition, all outstanding stock options granted to Employee under the Company's stock option plans will immediately vest upon a No Cause Termination or a Constructive Termination prior to the expiration of the term of this Agreement and will continue to be fully exercisable until the earlier of ninety (90) days after the Termination Date or the original expiration date of said options. The Company shall also cause Employee to receive all vested and accrued benefits earned by Employee under all employee benefit plans and programs sponsored by the Company in which Employee participates.

                  (c) Method of Payment of Severance Compensation. The amount due to Employee pursuant to Paragraph 8(b)(ii) above shall be paid on a periodic basis in accordance with the Company's normal pay practice and shall be subject to all customary withholding and tax deposit requirements. The amount due to Employee pursuant to Paragraph 8(b)(iii) above shall be paid in a lump sum upon the expiration of the severance period described in Paragraph 8(b)(ii), subject to all appropriate withholding and tax deposit requirements.

                  (d) Employee's entitlement in the event of termination of employment for any reason to benefits or payments under any retirement or deferred compensation plans shall be determined in accordance with and subject to the terms and conditions of such plans.

         9.       Covenants of Employee.

                  (a) Non-disparagement. Employee shall at all times refrain from taking any action or making any statements, written or oral, which are intended to and do disparage the goodwill or reputation of the Company or any of its subsidiaries or affiliates or any directors or officers thereof or which could adversely affect the morale of employees of the Company or its subsidiaries.

                  (b) Non-Competition. Employee shall not Compete (as hereinafter

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         defined) with the Company or any of its subsidiaries or affiliates in any way during the term of his employment with the Company and for the twenty-four (24) month period following the Termination Date (the "Restricted Period"). "Compete" means to engage in any business activity whatsoever related in any manner or fashion to any business of the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, Employee shall not, during the Restricted Period, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as an employee or consultant for, any business which Competes with the Company or any of its subsidiaries of affiliates; provided, however, that notwithstanding the foregoing, nothing contained in the Agreement shall be deemed to preclude Employee from owning not more than five percent (5%) of the publicly traded securities of any entity which Competes with the Company.

                  (c) Non-Solicitation. Employee covenants and agrees that he will not, during the Restricted Period, (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or any of its subsidiaries or affiliates at any time during the twelve (12) month period immediately preceding Employee's Termination, (ii) induce or attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate such employment or (iii) interfere with the relationship of the Company or any of its subsidiaries or affiliates with any person, including any person who, at any time during the twelve (12) month period immediately preceding Employee's Termination Date, was an employee, contractor, supplier or customer of the Company or any of its subsidiaries or affiliates.

                  (d) Confidential Information. Employee understands that in the performance of services hereunder Employee may obtain knowledge of "confidential information" (as hereinafter defined) relating to the business of the Company (or of any of its subsidiaries or affiliates). Employee shall not, without the prior written consent of the President and Chief Executive Officer of the Company, either during Employee's employment by the Company or at any time thereafter, (i) use or disclose any such confidential information outside the Company (or any of its subsidiary or affiliated companies) except as otherwise required by law, (ii) publish any article with respect thereto, (iii) except in the performance of services hereunder, remove from the premises of the Company, or aid in such removal, any such confidential information or any property or material related thereto or (iv) sell, exchange or give away or otherwise dispose of any such confidential information now or hereafter owned by the Company whether or not the same shall or may have been originated, discovered or developed by Employee. It is understood that for purposes of this Agreement the term "confidential information" shall be construed broadly to include all information or compilations of information which (i) is, or was designed to be, used in the business of the Company (or any of its subsidiaries or affiliates) or results from its

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         (or their) research or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) is intended to give the Company (or any of its subsidiaries or affiliates) an opportunity to obtain an advantage over competitors who do not know or use it.

                  (e) Return of Materials. Upon the termination of Employee's employment, Employee shall return to the Company all property of the Company in or under Employee's possession or control, including without limitation all tangible "confidential information" described in Paragraph 9(d) above. Such return shall be made at such place in Troy, Michigan as the Company shall specify and shall be made within five (5) days after Employee's Termination Date.

                  (f) Cooperation. During Employee's employment by the Company and thereafter, Employee shall promptly notify the Company of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Company or any of its subsidiaries or affiliates. Before the Termination Date and during any period for which payments are received under Section 8, Employee shall cooperate fully with the Company and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Company or any of its subsidiaries or affiliates other than the reimbursement of Employee's reasonable out-of-pocket expenses. If Employee is required to assist the Company or any of its subsidiaries or affiliates with any Proceeding after the Termination Date and the completion of any continuing payments under
         Section 8, the Company shall pay Employee a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on Employee's annual base salary rate immediately preceding the Termination Date. Employee shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefore.

                  (g) Acknowledgement Regarding Covenants. Executive acknowledges and agrees that the promises and restrictive covenants set forth in this Paragraph 9 are reasonable and necessary to protect the interests of the Company and reasonably limited in time, scope and territory. Executive acknowledges that, given his former position and the information he possesses regarding the Company and its operations, the business of the Company would be substantially and materially damaged in the event of any violation of the promises and covenants herein contained, and the Company shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order for specific performance of any such promise or covenant and (ii) an injunction restraining the violation or threatened violation of any such promise or covenant. In addition, Employee shall immediately forfeit all rights to any payments or benefits to which he may be otherwise entitled under this Agreement in the event of a breach of any of the covenants given in this Paragraph 9. The covenants of Employee contained

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         in this Paragraph 9 shall survive the expiration of this Agreement or the termination of this Agreement by either party.

         10. Release. In consideration of the compensation continuance available in certain events pursuant to this Agreement, and as a condition to the receipt of any such salary continuation and other benefits provided by this Agreement following the Termination Date, Employee shall sign a written release by which Employee shall unconditionally release and covenant not to sue the Company and its affiliates and directors, officers, employees and stockholders thereof, and release the Company and its affiliates and directors, officers, employees and stockholders from any and all claims, liabilities and obligations of any nature pertaining to termination of employment other than those explicitly provided for by this Agreement including, without limitation, any claims arising out of alleged legal restrictions on the Company's rights to terminate its employees, such as any implied contract of employment or termination contrary to public policy.

         11. Governing Law; Jurisdiction. The validity, interpretation and performance of this Agreement shall be governed by the laws of Michigan, regardless of the laws that might be applied under applicable principles of conflicts of laws. Any legal proceeding filed in connection with a claim under this Agreement shall be brought in a federal or state court in Michigan, and the parties hereby submit to personal jurisdiction in those courts for such purpose.

         12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the matters referred to herein and supersedes all prior agreements and understandings between the parties hereto with respect to the matters referred to herein.

         13. Notice. Any written notice required to be given by one party to the other party hereunder shall be deemed effective if mailed by certified or registered mail:

                  To the Company:                Collins & Aikman Products Co.
                                                 250 Stephenson Highway
                                                 Troy, Michigan  48083
                                                 Attention: Jay Knoll
                                                            General Counsel

                  To Employee:                   Millard L. King
                                                 2385 Stoney Run Dr.
                                                 Oakboro, NC 28129

or such other address as may be stated in notice given under this Paragraph 13.

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         14.      Severability. The invalidity, illegality or enforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement or such provision in any other jurisdiction, it being the intent of the parties hereto that all rights and obligations of the parties hereto under this Agreement shall be enforceable to the fullest extent permitted by law.

         15. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns, and Paragraph 10 shall also inure to the benefit of the other persons and entities identified therein; provided, however, that Employee shall not, without the prior written consent of the Company, transfer, assign, convey, pledge or encumber this Agreement or any interest under this Agreement. Employee understands that the assignment of this Agreement or any benefits hereof or obligations hereunder by the Company to any of its subsidiaries or affiliates or to any purchaser of all or a substantial portion of the assets of the Company or of any affiliated company then employing Employee, and the employment of Employee by such subsidiary or affiliate or by any such purchaser or by any successor of the Company in a merger or consolidation, shall not be deemed a termination of Employee's employment for purposes of Paragraphs 6, 7 and 8 or otherwise.

         16. Amendment. This Agreement may be amended or canceled only by an instrument in writing duly executed and delivered by each party to this Agreement.

         17. Headings. Headings contained in this Agreement are for or convenience only and shall not limit this Agreement or affect the interpretation thereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                     /S/  Millard L. King
                                                --------------------------------
                                                Millard L. King

                                                COLLINS & AIKMAN CORPORATION

                                              By: /S/  David Stockman
                                                 -------------------------------
                                                 David Stockman, Chairman & CEO

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